Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2012, with respect to the consolidated financial statements included in the Annual Report of Pacific Mercantile Bancorp on Form 10-K as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009. We hereby consent to the incorporation by reference of our report in the Registration Statements of Pacific Mercantile Bancorp on Forms S-8 (File No. 333-65634, effective July 23, 2001, File No. 333-123853, effective April 5, 2005, File No. 333-177141, effective October 3, 2011, and File No. 333-177142 effective October 3, 2011) and Form S-3 (File No. 333-177208, effective October 6, 2011).

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

February 24, 2012